Exhibit 99.1

Ariba Reports Results for the Second Quarter of Fiscal Year 2003

Quarterly Revenues Increase 3 Percent to $59.3 Million

SUNNYVALE, Calif., April 28, 2003 — Ariba, Inc. (Nasdaq: ARBA), the leading provider of Enterprise Spend Management (ESM) solutions, today announced results for the quarter ended March 31, 2003.

Total revenue for the second quarter of fiscal 2003 was $59.3 million, representing an increase of 3 percent as compared to $57.4 million in the second quarter of fiscal 2002, while software license revenue for the quarter was $27.7 million, an increase of 10 percent as compared to $25.2 million in the prior year quarter. Net loss on a GAAP basis for the second quarter of fiscal 2003 was $51.6 million, or a loss of $0.19 per share. For the corresponding quarter in fiscal 2002, the net loss on a GAAP basis was $151.5 million, or a loss of $0.59 per share.

Net loss for the second quarter of fiscal 2003 included non-cash amortization charges of $49.0 million for goodwill and other intangible assets and $1.2 million for stock-based compensation. In addition, the company incurred approximately $7 million in expenses during the second quarter of fiscal 2003 relating to its recently completed accounting review, which was roughly $5 million higher than expected. For the corresponding quarter in fiscal 2002, Ariba recorded non-cash charges of $141.3 million for amortization of goodwill and other intangible assets, $5.1 million for stock-based compensation and $5.6 million for warrant costs, and a benefit of $158,000 for restructuring costs.

New and Existing Customers Continue to Expand Spend Management Initiatives

“Despite the down economy, we are seeing traction in the acceptance of Enterprise Spend Management and continue to compete and win against ERP vendors,” said Bob Calderoni, CEO, Ariba. “During the quarter, several first time customers selected Ariba for their spend management needs, while a number of existing customers rounded out their ESM initiatives by expanding their commitment to Ariba Spend Management.”

First time customers signed in the second quarter include Limited Brands, which made a significant commitment to Enterprise Spend Management, selecting Ariba Analysis, Ariba Buyer, Ariba Contracts, Ariba Enterprise Sourcing, and Ariba Invoice. Ariba also signed Valassis, a provider of marketing services, which selected Ariba Buyer and Ariba Contracts, and in the government sector, Lawrence Livermore National Laboratory. In EMEA, Manchester Airport Group, the second largest airport operator in the United Kingdom and Saudi American Bank (SAMBA), a leading financial institution in Saudi Arabia and a subsidiary of Citigroup, selected key Ariba Spend Management modules.

Existing customers who have expanded their commitments to Ariba Spend Management include Best Buy, ChevronTexaco, FedEx, The Home Depot, Roche Diagnostics, RubberNetworks, and Zurich Financial. A number of these companies are also engaging the Ariba Solutions Delivery (ASD) organization to gain strategic help in building out their spend management core competencies.

Acquisition of Goodex AG

In January 2003, Ariba completed the acquisition of privately-held Goodex AG, one of the leading sourcing services providers in Europe. Established in 1999, Goodex advises clients on strategic sourcing and market-making activities, and has hosted online sourcing events. The acquisition expands the company’s global services capabilities by providing its European customers with access to local skills, knowledge, market experience and suppliers to help them become more self sufficient in defining and managing their strategic sourcing processes.

Ariba Category Management Now Available

During the second quarter, Ariba announced the general availability of its newest product, Ariba Category Management, which provides a strong complement to the Ariba Enterprise Sourcing application. Ariba Category Management helps companies source more strategically by enabling sourcing and procurement professionals to collaborate closely, gain greater organizational visibility and control, and capture category knowledge for re-use. It helps teams make better decisions and increases buy-in, compliance, and efficiency by providing workspaces for process and knowledge management. Ariba signed two new Ariba Category Management customers during the quarter-Agilent Technologies and ChevronTexaco.

Ariba LIVE 2003—May 13-15 in Hollywood, Fla.

Ariba will host its LIVE 2003 conference at The Westin Diplomat Resort & Spa in Hollywood, Fla. Keynote presenters include General H. Norman Schwarzkopf, who will speak on “Leadership in Difficult Times.” Ken Murtha, vice president of Operations, AstraZeneca, one of the world’s leading pharmaceutical companies, and Bruce Richardson, senior vice president, AMR Research, will also deliver main stage presentations at the conference.

Themed “Engage Your Spend,” the conference will provide attendees with the opportunity to hear real-life success stories about leading companies around the globe who have achieved breakthrough results by gaining enterprise-wide control of their spend. Bob Calderoni, Ariba president and CEO, and Michael Schmitt, Ariba EVP and chief marketing officer, will join industry leaders, analysts and customers in addressing an audience of leading global companies.

More information about the conference, including registration details, is available at http://live2003.ariba.com.

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. Pacific Daylight Time to discuss the quarterly results. To join the call, please dial (800) 891-2713 or (706) 634-5558. There will also be a live web broadcast available on the investor relations section of the company’s website at www.ariba.com or at www.vcall.com. A replay of this call will be available after 5:00 pm Pacific Daylight Time today through May 6, 2003 by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code 9838301.

About Ariba, Inc.

Ariba, Inc. is the leading Enterprise Spend Management (ESM) solutions provider. Ariba helps companies develop and leverage spend management as a core competency to drive significant bottom line results. Ariba Spend Management software and services allow companies to align their organizations with a spend-centric focus and deploy closed-loop processes for increased efficiencies and sustainable savings. Ariba representatives can be contacted at (650) 390-1000 or through the company’s website at www.ariba.com.

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NOTE: Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Contracts, Ariba Travel & Expense, Ariba Workforce, Ariba Invoice, Ariba eForms, Ariba Enterprise Sourcing, Ariba Supplier Network, BPM Services, Power Sourcing, Total Spend Capture and PO-Flip are trademarks or service marks of Ariba, Inc.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; the impact of recent workforce reductions on Ariba’s operations; lengthening sales cycles and the deferrals of anticipated orders; declining economic conditions, including a recession; inability to control costs; changes in the company’s pricing or compensation policies; inability to successfully manage a reduction in the company’s workforce; significant fluctuations in our stock price; the outcome of legal proceedings relating to the restatement of our financial statements; the possibility that stockholders or regulatory authorities may initiate additional proceedings against Ariba and/or our officers and directors as a result of the restatements; and the level of professional fees and expenses incurred by Ariba in connection with its previously disclosed accounting review and associated regulatory and litigation proceedings. Factors and risks associated with our business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-K filed April 10, 2003 and in its Form 10-Q filed April 10, 2003.

Investor Contact:	John Ederer, (650) 390-2742 or jederer@ariba.com
Media Contacts:	Cecilia Denny, (650) 390-4239 or cdenny@ariba.com
Louise Runkle, (650) 390-4204 or lrunkle@ariba.com

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2003	September 30, 2002
ASSETS

Cash, cash equivalents and investments	$232,164	$245,251
Restricted cash	30,229	30,282
Accounts receivable, net	10,788	7,984
Prepaid expenses and other assets	12,905	18,018
Property and equipment, net	24,418	29,168
Goodwill, net	180,840	176,451
Other intangible assets, net	—	117,464

Total assets	$491,344	$624,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$18,751	$15,187
Accrued compensation and related liabilities	28,063	30,411
Accrued liabilities	37,002	39,029
Restructuring costs	50,571	62,069
Deferred revenue	134,690	151,761
Other liabilities	1,322	106

Total liabilities	270,399	298,563

Minority interests	16,683	15,027

Stockholders’ equity:
Common stock	533	531
Additional paid-in capital	4,496,933	4,497,288
Deferred stock-based compensation	(722)	(4,507)
Accumulated other comprehensive loss	(1,365)	(1,412)
Accumulated deficit	(4,291,117)	(4,180,872)

Total stockholders’ equity	204,262	311,028

Total liabilities and stockholders’ equity	$491,344	$624,618

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
		(As Restated) (1)		(As Restated) (1)
Revenues:
License	$27,749	$25,171	$58,198	$48,298
Maintenance and service	31,525	32,216	62,805	63,806

Total revenues	59,274	57,387	121,003	112,104

Cost of revenues	13,046	12,150	23,932	22,237

Gross profit	46,228	45,237	97,071	89,867

Operating expenses:
Sales and marketing	20,532	21,363	41,121	47,337
Research and development	13,874	16,261	27,832	31,851
General and administrative	13,769	8,108	20,833	17,649
Amortization of goodwill and other intangible assets	48,950	141,289	117,464	283,218
Business partner warrants	—	5,562	—	5,562
Stock-based compensation	1,197	5,144	1,472	8,454
Restructuring and lease abandonment costs	—	(158)	—	5,484

Total operating expenses	98,322	197,569	208,722	399,555

Loss from operations	(52,094)	(152,332)	(111,651)	(309,688)
Other income, net	616	1,735	1,849	5,031

Net loss before income taxes	(51,478)	(150,597)	(109,802)	(304,657)
Provision for income taxes	105	904	443	1,995

Net loss	$(51,583)	$151,501)	$(110,245)	$(306,652)

Net loss per share – basic and diluted	$(0.19)	$(0.59)	$(0.42)	$(1.19)

Weighted average shares used in computing net loss per share – basic and diluted	265,247	258,748	264,650	257,187

(1) Ariba’s condensed consolidated statements of operations for the three and six month periods ended March 31, 2002 have been restated as discussed in our Securities and Exchange Commission (“SEC”) filings, including our annual report on Form 10-K for the year ended September 30, 2002 as filed on April 10, 2003 and our quarterly report on Form 10-Q/A for the three months ended March 31, 2002 as filed on April 11, 2003.